Exhibit 2.1

REAL ESTATE PURCHASE AGREEMENT

This Real Estate Purchase Agreement (this “Agreement”) is made and entered into this 24th day of February, 2017 (the “Effective Date”) by and between SKYLINE CORPORATION, an Indiana corporation (“Seller”), and CHAMPION HOME BUILDERS, INC., a Delaware corporation or its assigns (“Purchaser”), pursuant to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, Seller owns and desires to sell to Purchaser certain improved real property, as more particularly described on Exhibit “A” (the “Property”) and certain Equipment (as hereinafter defined), and Purchaser desires to purchase and acquire such Property and Equipment from Seller as of the Closing Date (as hereinafter defined), or such other date as Seller and Purchaser mutually agree in writing.

NOW, THEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01. Purchase and Sale of Property. Pursuant to the terms and provisions contained herein, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller and pay for, the Property, subject to the terms and conditions as provided below.

Section 1.02. Purchase and Sale of Equipment. Pursuant to the terms and provisions contained herein, Seller hereby agrees to sell, transfer, assign (as applicable), convey and deliver to Purchaser in exchange for the Purchase Price and Purchaser hereby agrees to purchase and accept from Seller, all of Seller’s right, title and interest in and to Seller’s current equipment at the Property used in the production of Seller’s product, free and clear of any liens, pledges, security interests, claims or encumbrances of any kind (collectively, “Equipment”). “Equipment” does not include raw materials, inventory and licensed vehicles of Seller. Purchaser shall have the option but not the obligation to assume any leased Equipment of Seller, which Seller shall assign to Purchaser upon fifteen (15) days written notice by Purchaser.

ARTICLE II

PURCHASE PRICE AND INDEPENDENT CONSIDERATION

Section 2.01. Purchase Price. (a) The purchase price to be paid by Purchaser to Seller for the Property and Equipment acquired pursuant to this Agreement shall be equal to the sum of TWO MILLION TWO HUNDRED TWENTY FIVE THOUSAND and NO/100 Dollars ($2,225,000.00)] (the “Purchase Price”).

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(b)     The Purchase Price, subject to adjustment as provided herein, shall be due and payable in cash at the Closing (as hereinafter defined) of the Property and Equipment.

Section 2.02. Earnest Money. A good faith deposit (the “Earnest Money”) in the amount of Ninety-Nine Thousand and No/100 Dollars ($99,000.00), which shall be credited against the Purchase Price upon Closing, shall be deposited by Purchaser within three (3) days of execution of this Agreement to be held in escrow by Seller’s Counsel, pending Closing, the delivery of which is acknowledged by Seller and Purchaser. Should Purchaser elect to terminate this Agreement, the Title Company shall return the Earnest Money to Purchaser.

Section 2.03. Independent Consideration. As consideration for Seller’s agreement to enter into this Agreement, Purchaser shall pay to Seller, as independent consideration, One Thousand and No/100 Dollars ($1,000.00) (the “Independent Consideration”). The Independent Consideration shall be retained by Seller as Seller’s sole property immediately upon receipt and which Independent Consideration shall be non-refundable to Purchaser in all events. Purchaser shall receive a credit for such Independent Consideration upon closing the transaction contemplated by this Agreement.

ARTICLE III

PAYMENT OF PURCHASE PRICE

Section 3.01. Payment of the Purchase Price. The Purchase Price shall be payable at Closing in cash, by wire transfer, cashier’s or certified check or other evidence of funds acceptable to the Title Company for immediate disbursement at Closing, subject to prorations and other credits provided for in this Agreement.

ARTICLE IV

SURVEY AND TITLE COMMITMENT

Section 4.01. Survey and Updated Title Commitment. (a) Within fourteen (14) days of the Effective Date, Purchaser will, if required by the Title Company, cause a surveyor designated by Purchaser, and acceptable to the Title Company, to prepare an ALTA/ACSM Land Title Survey or a Category 1A, Condition I Survey in accordance with the Texas Society of Professional Surveyors Standards and Specifications (the “Survey”). Purchaser shall promptly deliver Seller’s counsel a copy of any Survey upon its completion.

(b)     On or before twenty (20) days of the Closing Date, Seller shall cause the Title Company (as defined below) to issue to Purchaser (i) a preliminary title report/commitment for title insurance (the “Commitment”), with such Commitment specifying Purchaser as the named insured, showing the status of title to the Property and all exceptions (including, but not limited to, easements, restrictions, rights-of-way, covenants, reservations, encumbrances, liens and other conditions, if any, affecting the Property) which would appear in an owner’s policy of title insurance, including any and all endorsements requested by Purchaser, and showing the Purchase Price as the prospective policy amount, (ii) copies of all documents (the “Exception Documents”) listed as exceptions on Schedule B and Schedule C of the Commitment, and (iii) tax certificates confirming payment of 2017 taxes for the Property.

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Section 4.02. Review of Commitment.

(a)     Purchaser shall have until the date that is twenty (20) days from the Closing Date (the “Review Period”) to review both the Commitment and Survey. In the event any exceptions to title appear in the Commitment or defects in the Survey that are unacceptable to Purchaser (collectively, the “Objection Matters”), Purchaser shall, within said Review Period, notify Seller in writing of such fact (“Purchaser’s Objections”). Purchaser must positively inform Seller of any title or survey objection(s) it has in order for such objection(s) to serve as a possible reason to terminate this Agreement in accordance with Section 4.02(b). Except for the Objection Matters which Seller has affirmatively agreed to cure in Seller’s Response (as hereinafter defined), Purchaser shall be deemed to have accepted all exceptions or encumbrances to title in existence as of the Effective Date and referenced in the Commitment and matters shown on the Survey (if obtained by Purchaser, or if no Survey is obtained by Purchaser, all matters that would be disclosed by an accurate ALTA/ACSM survey or inspection of the Property), whereupon such exceptions or encumbrances to title and survey (other than the Objection Matters which Seller has affirmatively agreed to cure in Seller’s Response) shall be deemed “Permitted Exceptions” under this Agreement.

(b)     If Purchaser timely delivers Purchaser’s Objections to Seller, Seller will have until five (5) business days after receipt of Purchaser’s Objections (if any) (the “Cure Period”) within which to notify Purchaser if Seller intends to cure any of Purchaser’s Objection Matters contained in Purchaser’s Objections (“Seller’s Response”). Seller may elect to (but will not be obligated to) attempt to eliminate or modify any and all of the Objection Matters, except for the payment of monetary liens (other than those caused by, through, or under the Purchaser), which Seller shall remove or cure by the payment of funds from the Closing. If Seller fails to respond to Purchaser’s Objections prior to the end of the Cure Period, Seller will be deemed to have declined to cure any of the Objection Matters. In the event that Seller notifies Purchaser that Seller is unable or unwilling to cure the Objection Matters (or is deemed to have declined to cure same), Purchaser, prior to the expiration of the Cure Period, shall have the right to either (a) waive said objections and proceed with the purchase and acquisition of the Property or (b) terminate this Agreement by delivery of written notice to Seller prior to the expiration of the Cure Period. If Purchaser does not notify Seller in writing of its election of either clause (a) or (b) above prior to the end of the Cure Period, then Purchaser shall be deemed to have elected to waive such objections and proceed with the purchase and acquisition of the Property. Notwithstanding anything to the contrary set forth in this Agreement, upon any termination under this Section 4.02(b), this Agreement shall automatically terminate and the parties shall have no further obligations to each other except as expressly provided in this Agreement to the contrary.

Section 4.03. Review of Updated Title Commitment. In the event any exceptions or reservations appear in the Updated Title Commitment, which Seller is unable or unwilling to cure prior to Closing, other than the standard promulgated exceptions, the Permitted Exceptions and any exceptions created or caused by Purchaser, Purchaser’s sole and exclusive remedy shall be to terminate this Agreement by written notice delivered to Seller on or before the date which

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is three (3) days after the date of Purchaser’s receipt of the Updated Title Commitment. If Purchaser does not timely exercise its right to terminate this Agreement in accordance with this Section 4.03, all of Purchaser’s objections to the Updated Title Commitment and all other documents delivered hereunder shall be deemed waived by Purchaser. Any matters to which Purchaser does not object or which Purchaser waives or is deemed to have waived shall be added to and included as “Permitted Exceptions”. If Purchaser terminates this Agreement as provided in this Section 4.03, this Agreement shall terminate, each party shall pay their own expenses and no party hereunder shall thereafter have any further obligation to the other hereunder.

ARTICLE V

INSPECTION

Section 5.01. Inspection Period.

(a)     Purchaser shall have thirty (30) days from the Effective Date (the “Inspection Period”) to enter onto the Property for the purpose of conducting studies or tests and to conduct an engineering, environmental and/or economic study of the Property (all of which shall be at Purchaser’s sole cost and expense), which studies and tests may include, without limitation, financial and marketing analyses, soil tests, topographical analysis, engineering studies, environmental studies and tests and similar preliminary work. Prior to entering upon the Property, however, Purchaser must provide to Seller at least twenty-four (24) hours’ prior written notice of its election to conduct any such on-site inspection. Furthermore, Purchaser must not undertake any invasive testing procedures with respect to any portion of the Property without Seller’s prior written permission. Purchaser must immediately restore the Property to its original pre-inspection condition, if changed due to the tests and inspection performed by Purchaser.

(b)     PURCHASER HEREBY INDEMNIFIES, DEFENDS AND HOLDS SELLER AND THE MANAGERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES OF SELLER AND SELLER’S MEMBERS AND AFFILIATES (COLLECTIVELY, THE “SELLER PARTIES”) HARMLESS FROM AND AGAINST ANY CLAIMS, COSTS, EXPENSES, LOSSES, DAMAGES, INJURIES, SUITS OR CAUSES OF ACTION (COLLECTIVELY, “CLAIMS”) WHICH ANY SELLER PARTY SUFFERS OR INCURS AS A RESULT OF THE PRESENCE ON THE PROPERTY OF PURCHASER OR PURCHASER’S AGENTS, INDEPENDENT CONTRACTORS, SERVANTS, OR EMPLOYEES, INCLUDING, WITHOUT LIMITATION, (I) ANY AND ALL ATTORNEYS’ FEES INCURRED BY THE SELLER PARTIES AS A RESULT OF A CLAIM RELATING TO SUCH MATTERS, AND (II) ANY MECHANICS’ OR MATERIALMEN’S LIENS IMPOSED AGAINST ALL OR ANY PORTION OF THE PROPERTY BY A PARTY CLAIMING TO BE PERFORMING AN INSPECTION OR AUDIT ON PURCHASER’S BEHALF. PURCHASER FURTHER WAIVES AND RELEASES ANY CLAIMS, DEMANDS, DAMAGES, CAUSES OF ACTION OR OTHER REMEDIES OF ANY KIND WHATSOEVER AGAINST THE SELLER PARTIES FOR PROPERTY DAMAGE OR BODILY OR PERSONAL INJURY TO PURCHASER OR PURCHASER’S AGENTS, INDEPENDENT CONTRACTORS, SERVANTS OR EMPLOYEES ARISING OUT OF THE INSPECTION OF THE PROPERTY. The provisions of this Section 5.01(b) will survive the Closing and any termination of this Agreement for a period of twelve (12) months.

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ARTICLE VI

REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

Section 6.01.    Representations, Warranties and Covenants of Seller. Seller represents, warrants and covenants to Purchaser as follows:

(a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of Indiana with full power to enter into this Agreement and to consummate the transactions provided for herein. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject, however, to statutory or regulatory limitations which may be imposed upon Seller and of which Seller is not presently, actually aware.

(b)    To Seller’s actual knowledge, the documents relating to the Property delivered or to be delivered by Seller to Purchaser are true, correct and complete copies, and there are no other material documents or instruments in Seller’s possession and control relating to the use, operation, development or condition of the Property.

(c)Seller is not in material default under any contracts, leases, agreements, easements or any other documents or instruments relating to or affecting the Property which will be assumed by Purchaser at the Closing.

(d)    There are no transactions, suits, proceedings (including, without limitation, zoning or other land use regulation proceedings), governmental actions, or investigations pending or threatened against or affecting the Property that would prevent Seller from meeting any of its obligations under this Agreement or which would result in a material adverse change in the condition or operation of the Property prior to Closing.

(e)    Seller has not received any written notice of any alleged violation of any law applicable to the Property, including those applicable to occupational safety and health, zoning, building and sanitation and any applicable Environmental Laws. To Seller’s actual knowledge, Seller has received no written notices of any material default with respect to any order, writ, judgment, award, injunction or decree of any governmental entity or arbitrator applicable to the Property.

(f)    Seller has not received any written notice of any material adverse environmental conditions, wetlands or endangered species on or about the Property.

(g)    The execution, delivery and performance of this Agreement by Seller does not and will not (i) violate any provision of law applicable to the Property, or (ii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a material default under any material contract, lease, loan agreement, mortgage, security agreement, indenture, license, consent order or other instrument or obligation to which the Property may be bound and which will prevent this transaction from being consummated, or (iii) result in the imposition of any encumbrance or restriction on the Property which will survive the Closing.

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(h)    Except as contained in any documents delivered to or obtained by Purchaser and to Seller’s actual knowledge, (i) Seller has not disposed of or released on, within, under, about or from the Property any Hazardous Materials, (ii) Seller has not installed, operated or maintained any underground storage tanks on the Property, (iii) Seller has not received any written notice that (A) the Property is in violation and is not currently under investigation for the violation, of any Environmental Laws, (B) the Property has been subject to a deposit of any Hazardous Materials in violation of any Environmental Laws, (C) there has been any discharge, migration or release of any Hazardous Materials from, into, on, under or about the Property in violation of Environmental Laws, and (D) there is any asbestos-containing materials or any polychlorinated biphenyls used in hydraulic oils, electrical transformers, or other equipment in violation of Environmental Laws. “Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant or infectious or radioactive material, including but not limited to those substances, materials or waste, chemicals or mixture which is (or which contains any substance, chemical, compound, or mixture which is) regulated under any Environmental Laws. “Environmental Laws” means any federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authority, which classify, regulate, list or define Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601, et seq.; Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901, et seq.; Clean Water Act (“CWA”), 33 U.S.C. § 1251, et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1321, the Federal Insecticide Fungicide, Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Toxic Substances Control Act; 15 U.S.C. §§ 2601 et seq.; Federal Asbestos Hazard Emergency Response Act, 15 U.S.C. §§ 2641 et seq, Clean Air Act (“CAA”), 42 U.S.C. § 78401, et seq.; Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; The Refuse Act of 1899, 33 U.S.C. § 407; Occupational Safety and Health Act (“OSHA”), 29 U.S.C. § 651, et seq.; Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq.; United States Department of Transportation Table (49 C.F.R. 172.101 and amendments thereto) and the Environmental Protection Agency Table (40 C.F.R. Part 302 and amendments thereto) including any regulations promulgated thereunder and as any of the foregoing may be amended.

With the exception of those covenants contained in this Section 6.01(h), which such covenants shall endure as provided in those respective sections, the representations, warranties and covenants contained in this Section 6.01 shall survive the Closing hereunder for a period of six (6) months and shall not merge into the Deed (as defined in Section 9.02 hereof) to be delivered at the Closing. In the event that Purchaser fails to deliver a written notice to Seller of a claim of misrepresentation or breach of warranty under this Section 6.01 within six (6) months after the Closing, then Purchaser shall thereafter be precluded from bringing such a claim against Seller.

Section 6.02.    Representations, Warranties and Covenants of Purchaser. To induce Seller to enter into this Agreement and to sell the Property, Purchaser represents, warrants and covenants to Seller as follows:

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(a)    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full power to enter into this Agreement and to consummate the transactions provided for herein. This Agreement, when executed and delivered by Seller and Purchaser, will constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject, however, to statutory or regulatory limitations which may be imposed upon Purchaser and of which Purchaser is not presently, actually aware. Neither entering into this Agreement, nor consummating any of the transactions provided for herein, will result in or constitute a violation or breach by Purchaser of any lien, deed of trust, agreement or other instrument affecting the Property or to which Purchaser is a party or by which Purchaser is bound.

(b)    Purchaser will comply with all applicable laws, ordinances, regulations, statutes, codes, rules, orders, decrees, determinations, covenants and restrictions relating to the Property and every part thereof including those promulgated or imposed by any agency, department, commission, board, bureau or instrumentality of any governmental authority of the United States, the State of Texas, the City, the County of Tarrant or any other local authority.

(c)    Purchaser has neither filed nor been the subject of any filing or petition under Federal Bankruptcy Law or any insolvency laws, any laws for composition of indebtedness or for the reorganization of debtors.

(d)    Neither Purchaser nor, to Purchaser’s actual knowledge, any of its respective partners, members, managers, officers, representatives, agents or assigns is or will become a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (including those named on the OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

All representations and warranties of Purchaser contained in this Agreement shall survive the Closing and shall not merge into the Deed to be delivered at Closing.

ARTICLE VI

IINDEMNITY

Section 7.01.    Indemnity. (a) To the fullest extent permitted by law, Purchaser does and shall indemnify, and hold harmless, and hereby releases and discharges, Seller and Seller’s members, managers, partners, directors, officers and agents and their respective officers, members, directors, employees, agents, affiliates, successors and assigns (collectively, the “Seller-Related Persons”), except to the extent caused by the gross negligence or willful misconduct of any Seller-Related Persons, for, from and against all claims, demands, liabilities, losses, damages, costs and expenses, including but not limited to court costs and reasonable attorneys’ fees and costs, arising out of or in connection with Purchaser’s breach of Purchaser’s material obligations, representations or warranties, under this Agreement.

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(b) To the fullest extent permitted by law, Seller does and shall indemnify, and hold harmless, and hereby releases and discharges, Purchaser and Purchaser’s members, managers, partners, directors, officers and agents and their respective officers, members, directors, employees, agents, affiliates, successors and assigns (collectively, the “Purchaser-Related Persons”), except to the extent caused by the gross negligence or willful misconduct of any Purchaser-Related Persons, for, from and against all claims, demands, liabilities, losses, damages, costs and expenses, including but not limited to court costs and reasonable attorneys’ fees and costs, arising out of or in connection with Seller’s breach of Seller’s material obligations, representations or warranties, under this Agreement.

(c) The covenants contained in this Article VII shall survive any termination or expiration of this Agreement and shall be continuing obligations of Seller and Purchaser for so long as same may be enforced within any applicable statute of limitations time periods, or the applicable period provided for in Article VI, whichever is less.

ARTICLE VIII

CLOSING

Section 8.01.    Closing. (a) The closing of the purchase and sale of the Property to be conveyed under this Agreement (the Closing of the Property pursuant to the terms hereof shall hereinafter be referred to as the “Closing” and the date of such Closing shall hereinafter be referred to as the “Closing Date” shall be held at the offices of the Title Company at its address stated below or any address mutually agreed upon by and between Seller and Purchaser. At either party’s option, the Closing may be conducted by mail with appropriate written escrow instructions to the Title Company.

(b)    The Closing of the Property shall occur on or before April 7, 2017, or such other date as Seller and Purchaser shall mutually agree in writing.

Section 8.02.    Delivery of Documents and Purchase Price.

(a) At the Closing, Seller shall deliver to Purchaser the following:

(i)    a special warranty deed (the “Deed”), in the form of Exhibit “B” attached hereto, dated effective as of the Closing Date, executed by or on behalf of Seller which conveys the Property subject only to (i) taxes for the year of Closing and subsequent years, not yet due and payable, and (ii) the Permitted Exceptions;

(ii)    a Certificate of Nonforeign Status, dated effective as of the Closing Date, executed by or on behalf of Seller, in a form which complies with Section 1445 of the Internal Revenue Code of 1986, as amended, and/or all regulations relating thereto;

(iii)    any and all such other documents and instruments as may be reasonably necessary and appropriate in order to comply with the laws or customs of the City, County, and State in which the Property is located to complete the Closing of the transaction contemplated by this Agreement; and

(iv)    evidence reasonably acceptable to the Title Company and Purchaser, authorizing the consummation by Seller of the purchase and sale transaction contemplated by this Agreement and the execution and delivery of the closing documents on behalf of Seller.

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(b)    At the Closing, the Purchaser shall deliver to Seller the following:

(i) the Purchase Price in immediately available cash (less a credit for the Independent Consideration);

(ii) any and all such other documents and instruments as may be reasonably necessary and appropriate in order to comply with the laws or customs of the City, County, and State in which the Property is located to complete the Closing of the transaction contemplated by this Agreement; and

(iii) evidence reasonably acceptable to the Title Company and Seller, authorizing the consummation by Purchaser of the purchase and sale transaction contemplated by this Agreement and the execution and delivery of the closing documents on behalf of Purchaser.

Section 8.03. Proration of Closing Costs and Expenses. (a) Seller hereby agrees to pay and be responsible for the following Closing costs:

(i)    all fees and expenses for the preparation of the Survey, if a Survey is required by the Title Company;

(ii)    all fees and premiums (excluding any special endorsements) for the Commitment, Updated Title Commitment and the Owner’s Title Policy;

(iii)    the ad valorem taxes on the Property allocated through and including the Closing Date;

(iv)    one-half (1/2) of the Title Company’s escrow fee; and

(v)    all costs and expenses incurred by or on behalf of Seller, including Seller’s attorney’s fees.

(b)    Purchaser hereby agrees to pay and be responsible for the following Closing costs:

(i)    all fees and premiums (excluding any special endorsements) for any mortgagee’s title policy;

(ii)    all fees and premiums for any special endorsements to the Commitment, Updated Title Commitment, the Owner’s Title Policy or any mortgagee’s title policy;

(iii)    the cost of recording the Deed to the Property;

(iv)    one-half (1/2) of the Title Company’s escrow fees;

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(v)    all costs and expenses incurred by or on behalf of Purchaser including Purchaser’s attorney’s fees;

(vi)    the ad valorem taxes on the Property from the Closing Date through December 31, 2017; and

(vii)    all other costs and fees provided herein to be paid at the Closing.

Section 8.04.    Texas Property Code Section 5.010 Notice.

NOTICE REGARDING POSSIBLE

LIABILITY FOR ADDITIONAL TAXES

If for the current ad valorem tax year the taxable value of the land that is the subject of this Agreement is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the land. The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located.

ARTICLE IX

TERMINATION, DEFAULT, REMEDIES, CASUALTY AND CONDEMNATION

Section 9.01.    Defaults. If either party fails to (a) pay any sum of money when due as provided in this Agreement and such failure continues for a period of at least five (5) days after the delivery of written notice thereof by the other party or (b) perform any other covenant, agreement or condition as provided in this Agreement and such failure continues for a period of at least fifteen (15) days after the delivery of written notice thereof by the other party, the non-performing party shall be deemed to be in default hereunder. The availability of the foregoing cure periods shall in no event extend or postpone the termination of Purchaser’s rights under this Agreement if Purchaser fails to acquire the Property within the specified time period.

Section 9.02.    Remedies. Subject to the following provisions in this Section 9.02, in the event of a default hereunder by Seller, Purchaser shall be entitled to (i) terminate this Agreement by giving written notice of termination to Seller; or (ii) enforce specific performance of Seller’s obligations under this Agreement and proceed to close this transaction. If Purchaser elects to enforce specific performance hereunder, it must file suit in the appropriate court within ninety (90) days after the scheduled Closing Date (and Purchaser’s failure to do so will constitute a waiver of the remedy of specific performance hereunder). The remedies set forth in this Section 9.02 are Purchaser’s sole and exclusive remedies. In no event shall Purchaser be entitled to seek recovery of, nor recover, any indirect, consequential, exemplary, punitive or other monetary damages other than Purchaser’s actual damages.

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Section 9.03. Purchaser’s Default. If Purchaser fails to perform any of the covenants and/or agreements contained in this Agreement which are to be performed by Purchaser, Seller may terminate, by giving written notice of termination to Purchaser: (i) this Agreement, (ii) the Asset Purchase Agreement (as hereinafter defined), and (iii) the Transaction Documents (as such term is defined in the Asset Purchase Agreement). Notwithstanding anything contained in this Agreement to the contrary, the foregoing limitation on Seller’s remedies on account of Purchaser’s default shall not be deemed to apply to Seller’s remedies for breach of Purchaser’s obligations under Sections 6.02, 8.02 and 10.01 and Article VII, nor in any way limit or abrogate any rights or remedies Seller may have in connection with all indemnification provisions set forth in this Agreement.

Section 9.04. Casualty and Condemnation. If, prior to Closing, the Property or any material portion thereof is destroyed or materially damaged or taken by eminent domain (all as mutually determined by Seller and Purchaser in their reasonable discretion), Seller shall promptly notify Purchaser and Purchaser shall have the option of either: (i) canceling this Agreement by delivery of written notice to Seller within ten (10) days following written notification to Purchaser of such damage, destruction or taking, but in no event later than the Closing Date, whereupon both parties shall be relieved of all further obligations under this Agreement (except those that survive the termination of this Agreement); or (ii) Purchaser may proceed to Closing by paying the Purchase Price and performing all other obligations of Purchaser at Closing, whereupon Purchaser shall be entitled to (and Seller shall assign to Purchaser all of Seller’s interest in) all condemnation payments or insurance proceeds (as the case may be), awards and settlements applicable to the Property. In addition, in the event of an insured casualty, Purchaser shall receive a credit at Closing equal to any deductible applicable to such insurance. The provisions of this Section 9.04 supersede the rights and duties prescribed by the Uniform Vendor and Buyer Risk Act, Texas Property Code Section 5.007.

ARTICLE X

COMMISSION

Section 10.01. Commission. (a) Each of the parties hereto hereby represents and warrants to the other parties that no brokerage commissions or finder’s fees are due or payable as a result of or in connection with this Agreement or the transactions contemplated herein to any person or agency, and that each of the parties hereby agrees to indemnify the other party and hold the other party harmless from and against any and all claims for brokerage commissions and/or finders fees occasioned by its acts.

(b) At the Effective Date, Purchaser acknowledges that it has been advised, and is hereby advised by this writing, that Purchaser should be furnished with or obtain a policy of title insurance.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01. Date of Performance. In the event the Closing Date should fall on a legal holiday, Saturday or Sunday, such date shall be extended to the next working day which is not a legal holiday, Saturday or Sunday, and such next working day shall be considered to be the Closing Date.

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Section 11.02. Assignment. This Agreement may not be assigned by Purchaser without the Seller’s prior written approval.

Section 11.03. Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier, (b) sent by personal delivery, in which case notice shall be deemed delivered upon delivery (whether accepted or refused), or (c) sent by facsimile or electronic mail delivery to the fax numbers or electronic mail addresses set forth below, so long as an original of same is sent within one (1) business day thereafter by either of the methods described in (a) or (b) above. Any notice sent by facsimile, electronic mail, or personal delivery and delivered after 5:00 p.m. (prevailing Central Time) shall be deemed received on the next business day.

If to Purchaser:

Champion Home Builders, Inc. 755 West Big Beaver Road, Suite 1000 Troy, Michigan 48084 Attn: Roger K. Scholten Email: RScholten@championhomes.com

With copies to:

Musgrove Law Firm, P.C. 10000 North Central Expressway Suite 1045 Dallas, Texas 75231 Attn: H. Len Musgrove, Jr., Esq. Email: lmusgrove@musgrovelaw.com

If to Seller:

Skyline Corporation 2520 By-Pass Road Elkhart, Indiana 46514 Attn: Rich Florea Email: rflorea@skylinecorp.com

Any address for notice may be changed by written notice so given.

Section 11.04. Forms. In case of a dispute as to this form or any document required hereunder, this form shall be conclusively deemed reasonable and shall not be presumptively interpreted against either party.

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Section 11.05. Captions. The captions used in connection with the paragraphs of this Agreement are for convenience only and shall not be deemed to construe or limit the meaning of the language of this Agreement.

Section 11.06. Attorney’s Fees. If either party shall be required to employ an attorney to enforce or defend the rights of such party hereunder, the prevailing party shall be entitled to recover reasonable attorney’s fees incurred in connection therewith.

Section 11.07. Integration. This Agreement contains the complete agreement between the parties hereto and cannot be varied, modified or altered except by the written agreement of the parties hereto. The parties agree that there are no oral agreements, understandings, representations or warranties which are not expressly set forth herein.

Section 11.08. Survival. Any portion of this Agreement not otherwise consummated at the Closing will not survive the Closing as a continuing agreement by and between the parties hereto.

Section 11.09. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the parties hereto and their respective heirs, representatives, successors and assigns.

Section 11.10. Binding Law. This Agreement shall be governed by and interpreted and construed under the laws of the State of Texas and is performable in Tarrant County, Texas.

Section 11.11. Relationship of the Parties. Nothing contained herein is intended to create, nor shall it ever be construed to make, Seller and Purchaser partners or joint venturers.

Section 11.12. Compliance with Section 6045(e) of the Tax Reform Act of 1986. The Title Company hereby agrees to (a) timely file returns with the Internal Revenue Service, on Form 1099-B or such other forms as instructed by the Internal Revenue Service, showing the gross proceeds of each transaction contemplated hereunder, the recipient thereof and such other information as the Internal Revenue Service may by form or regulation require from time to time, and (b) furnish Seller and Purchaser with a written statement showing the name and address of the Title Company and the information shown on such returns with respect to each such transaction. These returns shall be filed to ensure that the parties to these transactions will be in compliance with Section 6045(e) of the Internal Revenue Code of 1986, as amended from time to time, and as further set forth in any regulations promulgated thereunder.

Section 11.13. Utility District. If any portion of the Property is situated within a utility district subject to the provisions of Section 49.452 of the Texas Water Code, then at or prior to any Closing, Seller agrees to give Purchaser the written notice required by said Section 49.452.

Section 11.14. Time is of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement including, but not limited to, each and every time constraint and deadline imposed by the terms of this Agreement, together with the obligations of the parties to close the transaction contemplated by this Agreement on the Closing Date. No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy.

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Section 11.15. Confidentiality. Prior to the Closing, no party shall, without the prior written consent of the other parties hereto, disclose to any person or party the existence or the economic terms of this Agreement.

Section 11.16. Disclaimer and Indemnity. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE VI, THIS AGREEMENT IS MADE WITHOUT RECOURSE (EVEN AS TO THE RETURN OF THE PURCHASE PRICE), COVENANT OR WARRANTY BY OR AGAINST SELLER, OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, AND THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO PURCHASER “AS IS, WHERE IS AND WITH ALL FAULTS”. SELLER DOES NOT WARRANT OR MAKE ANY REPRESENTATION, EXPRESS OR IMPLIED, AS TO FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUANTITY, QUALITY, LAYOUT, FOOTAGE, PHYSICAL CONDITION, OPERATION, COMPLIANCE WITH SPECIFICATIONS, ABSENCE OF LATENT DEFECTS OR COMPLIANCE WITH LAWS AND REGULATIONS (INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY AND THE ENVIRONMENT) OR ANY OTHER MATTER AFFECTING THE PROPERTY AND SELLER SHALL BE UNDER NO OBLIGATION WHATSOEVER TO UNDERTAKE ANY REPAIRS, ALTERATIONS OR OTHER WORK OF ANY KIND WITH RESPECT TO ANY PORTION OF THE PROPERTY. FURTHER, PURCHASER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND SELLER’S REPRESENTATIVES FROM AND AGAINST ANY CLAIMS OR CAUSES OF ACTION ARISING OUT OF THE CONDITION OF THE PROPERTY BROUGHT BY ANY OF PURCHASER’S SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY, AGAINST SELLER OR SELLER’S REPRESENTATIVES. INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER IN RESPECT OF THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE AN INDEPENDENT INVESTIGATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS THEREOF. PURCHASER HEREBY ASSUMES ALL RISK AND LIABILITY RESULTING FROM THE OWNERSHIP, USE, CONDITION, LOCATION, MAINTENANCE, REPAIR OR OPERATION OF THE PROPERTY, WHICH PURCHASER WILL INSPECT AND ACCEPT “AS IS”. IN THIS REGARD, PURCHASER ACKNOWLEDGES THAT (a) PURCHASER HAS NOT ENTERED INTO THIS AGREEMENT IN RELIANCE UPON ANY INFORMATION GIVEN TO PURCHASER PRIOR TO THE DATE OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, PROMOTIONAL MATERIALS OR FINANCIAL DATA, (b) PURCHASER WILL MAKE ITS DECISION TO PURCHASE THE PROPERTY BASED UPON PURCHASER’S OWN DUE DILIGENCE AND INVESTIGATIONS, (c) PURCHASER HAS SUCH KNOWLEDGE AND EXPERIENCE IN PROPERTY INVESTMENT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS PROVIDED IN THIS AGREEMENT, AND (d) PURCHASER IS FINANCIALLY ABLE TO BEAR THE ECONOMIC RISK OF THE LOSS OF SUCH INVESTMENT AND THE COST OF THE DUE DILIGENCE AND INVESTIGATIONS UNDER THIS AGREEMENT. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY

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PURCHASER SUBJECT TO THE FOREGOING. Disclaimers similar to the foregoing in form satisfactory to Seller may be inserted in any and all documents to be delivered by Seller to Purchaser at Closing. The terms and provisions of this Section 11.16 will expressly survive the Closing and will not merge into the Deed and other documents to be delivered by Seller to Purchaser at Closing.

Section 11.17. Location of Flood Plain. Seller makes no representation or warranty, express or implied, regarding the location of any 100 year flood plain or the impact of a 100 year flood plain on the Property. Any costs or expenses associated with the revision of the 100 year flood plain or revision of the 100 year flood plain map, including (a) administrative and filing expenses for obtaining a conditional letter of map revision or letter of map revision, and (b) costs of construction to revise the 100 year flood plain, shall be borne solely and exclusively by Purchaser, and Seller shall have no liability therefor.

Section 11.18. No Recordation. Neither party will record this Agreement or any memorandum or affidavit of this Agreement.

Section 11.19. Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

Section 11.20. Rule of Construction. Seller and Purchaser acknowledge that each party and its counsel have taken the opportunity to review and revise this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

Section 11.21. Employees of Seller.

(a) Seller shall terminate the Employees of Seller employed at the Property at or before the Closing Date.

(b) Purchaser shall, effective as of the Closing Date, offer to employ, on an at-will basis, a sufficient number of Seller’s employees at the Property, which based upon information provided by Seller and not independently verified by Purchaser would total up to 57 employees, on substantially similar terms and conditions of employment to what those employees had as employees of Seller, so that no “Plant Closing” shall be deemed to occur under the federal Worker Adjustment and Retraining Act, 29 USC Section 2102, as a result of Seller’s termination of employees as provided in this Agreement. Purchaser shall have the option but not the obligation prior to Closing to interview any employees, managers, consultants and other parties in connection with the business and operation of Seller.

Section 11.22. Termination of this Agreement. This Agreement shall terminate if it is not fully executed by both Seller and Purchaser on or before 11:59 pm, Friday, February 24, 2017.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

“Seller”

SKYLINE CORPORATION, an Indiana corporation

By:	/s/ Richard W. Florea
Richard W. Florea

Date: February 24, 2017

“Purchaser”

CHAMPION HOME BUILDERS, INC., a Delaware corporation

By:	/s/ Roger K. Scholten
Roger K. Scholten

Date:	February 24, 2017

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ACKNOWLEDGMENT

The undersigned Title Company hereby acknowledges its receipt of an executed copy of this Agreement provided herein (if any) and, further, agrees to comply with and be bound by the terms and provisions of this Agreement, including, without limitation, those terms relating to compliance with Section 6045(e) of the Internal Revenue Code of 1986, as amended from time to time, and as further set forth in any Regulations or forms promulgated thereunder.

Meridian Title Corporation

By:	/s/ James Hughey
Name:	James Hughey
Title:	Commercial Title Officer
Date:	February 28, 2017

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EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

Tract 13Q03, A-644, Thomas J. Hanks Survey, City of Mansfield, Tarrant County, Texas

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EXHIBIT B

FORM OF SPECIAL WARRANTY DEED

SPECIAL WARRANTY DEED

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVERS LICENSE NUMBER.

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS THAT:
COUNTY OF TARRANT	§

SKYLINE CORPORATION, an Indiana corporation (whether one or more, “Grantor”), for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00), and other good and valuable consideration paid by CHAMPION HOME BUILDERS, INC., a Delaware corporation (whether one or more, “Grantee”), the receipt and sufficiency of which are hereby acknowledged and confessed, subject to the exceptions, liens, encumbrances, terms and provisions hereinafter set forth and described, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY, unto Grantee all of that certain lot, tract or parcel of land situated in Tarrant County, Texas, and being more particularly described in Exhibit “A” attached hereto and incorporated herein by reference for all purposes.

TOGETHER WITH, all and singular, the rights, benefits, privileges, easements, tenements, hereditaments, appurtenances and interests thereon or in anywise appertaining thereto and with all improvements located thereon (said land, rights, benefits, privileges, easements, tenements, hereditaments, appurtenances, improvements and interests being hereinafter referred to as the “Property”).

For the same consideration recited above, Grantor hereby BARGAINS, SELLS and TRANSFERS, without warranty, express or implied, all interest, if any, of Grantor in (i) strips or gores, if any, between the Property and abutting or immediately adjacent properties, and (ii) any land lying in or under the bed of any street, alley, road or right-of-way, opened or proposed, abutting or immediately adjacent to the Property.

This conveyance is made subject and subordinate to the encumbrances and exceptions (“Permitted Exceptions”) described in Exhibit “B” attached hereto and incorporated herein by reference for all purposes, but only to the extent they affect or relate to the Property.

EXCEPT FOR THE WARRANTY OF TITLE EXPRESSLY PROVIDED HEREIN, AND EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.01 OF THAT REAL ESTATE PURCHASE AGREEMENT DATED FEBRUARY 24, 2017, BY AND BETWEEN GRANTOR AS SELLER AND GRANTEE AS PURCHASER, GRANTOR HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR

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GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, OF, AS TO, CONCERNING, OR WITH RESPECT TO, (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (ii) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH MAY BE CONDUCTED THEREON, (iii) THE COMPLIANCE OF OR BY THE PROPERTY WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (iv) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (v) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. SPECIFICALLY, BUT NOT IN LIMITATION OF THE FOREGOING, GRANTEE FURTHER ACKNOWLEDGES THAT GRANTOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES REGARDING COMPLIANCE OF THE PROPERTY WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, THOSE PERTAINING TO SOLID WASTE, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, OR THE DISPOSAL OR EXISTENCE, IN OR ON THE PROPERTY, OF ANY HAZARDOUS SUBSTANCES, AS DEFINED BY THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, AND THE REGULATIONS PROMULGATED THEREUNDER. GRANTEE SHALL RELY SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY GRANTOR, ITS AGENTS OR CONTRACTORS. GRANTOR SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF, FURNISHED BY ANY PARTY PURPORTING TO ACT ON BEHALF OF GRANTOR.

TO HAVE AND TO HOLD the Property, subject to the Permitted Exceptions as aforesaid, unto Grantee, and Grantee’s successors and assigns, forever; and Grantor does hereby bind Grantor, and Grantor’s successors and assigns, to WARRANT and FOREVER DEFEND, all and singular, the Property, subject to the Permitted Exceptions, unto Grantee, and Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.

Grantee, by its acceptance hereof, does hereby assume and agree to pay any and all ad valorem taxes and special assessments pertaining to the Property for calendar year 2017 and subsequent years, there having been a proper proration of ad valorem taxes for the current calendar year between Grantor and Grantee.

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EXECUTED as of the 24th day of February, 2017.

GRANTOR:

SKYLINE CORPORATION, an Indiana corporation

By:	/s/ Richard W. Florea
Name:	Richard W. Florea
Title:	President and Chief Executive Officer

THE STATE OF Indiana		§
§
COUNTY OF Elkhart	§

This instrument was acknowledged before me on this the 24th day of February, 2017, by                             ,                     of                             , a                             , on behalf of said                             .

/s/ Sandra Weides
Notary Public in and for the State of Indiana

Sandra Weides
Printed Name of Notary Public

My Commission Expires: 09/11/2021

GRANTEE’S ADDRESS FOR TAX NOTICES:

Champion Home Builders, Inc.

755 West Big Beaver Road, Suite 1000

Troy, Michigan 48084

Attn: Roger K. Scholten

When recorded, return to:

Champion Home Builders, Inc.

755 West Big Beaver Road, Suite 1000

Troy, Michigan 48084

Attn: Roger K. Scholten

List of Exhibits:
A	—	Property Description
B	—	Permitted Exceptions

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